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                                                       Exhibit 99



Anadarko Restructures Berkley Acquisition
HOUSTON, April 19 /PRNewswire/ -- Anadarko Petroleum Corporation (NYSE: APC - news) today announced that a Canadian subsidiary sold $1.3 billion in 10- and 30-year notes as part of the company's financial restructuring plan following the Berkley Petroleum Corp. acquisition last month. In addition to the sale of the notes, the restructuring plan includes an exchange of securities and a $150 million reduction of debt.

The sale was made up of $400 million of 6.75% coupon 10-year notes priced at 149 basis points over Treasuries to yield 6.775%, and $900 million of 7.50% coupon 30-year notes priced at 169 basis points over Treasuries to yield 7.577%. The notes are unconditionally guaranteed by Anadarko Petroleum Corporation.

This news release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The securities have not been registered under U.S. or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Houston-based Anadarko Petroleum Corporation is the world's largest independent E&P company, with proved reserves of more than 2 billion barrels of oil equivalent. Domestically, it has operations in Texas, Louisiana, the Mid-Continent and Rocky Mountain regions, Alaska and the Gulf of Mexico. Anadarko is one of the most active drillers in North America. Internationally Anadarko is active in Canada, Algeria, Tunisia, West Africa, Guatemala, Venezuela, Georgia and the North Atlantic.